EX-16.11.a

Law Offices
Stradley Ronon Stevens & Young, LLP
2000 K Street, NW, Suite 700
Washington, DC 20006
(202) 822-9611

February 7, 2023

Nationwide Mutual Funds
One Nationwide Plaza, Mail Code 5-02-210
Columbus, Ohio 43215

Subject:       Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to Nationwide Mutual Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of substantially all of the property, assets, and goodwill of, and the assumption of all of the liabilities of, the Nationwide Diamond Hill Large Cap Concentrated Fund, a series of the Trust, by and in exchange solely for Class A, Class R6 and Eagle Class shares of beneficial interest, without par value (“Shares”) of the Nationwide GQG US Quality Equity Fund, another series of the Trust (the “Transaction”).

In connection with this opinion, we have examined: (i) a copy of the Trust’s Certificate of Trust, as filed with the Secretary of State of the State of Delaware on October 1, 2004, and amended on April 24, 2007, January 14, 2011 and June 21, 2018; (ii) the Trust’s Second Amended and Restated Agreement and Declaration of Trust, amended and restated as of June 17, 2009 (“Declaration of Trust”); (iii) the Trust’s Third Amended and Restated Bylaws, amended and restated as of August 28, 2020 (“Bylaws”); (iv) a Good Standing Certificate, dated February 7, 2023, from the Secretary of State of the State of Delaware; (v) an executed copy of the Plan of Reorganization for the Transaction (the “Plan”); and (vi) resolutions adopted by the Board of Trustees of the Trust (the “Board”) in connection with the Transaction, as well as other documents and items we deem material to this opinion.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1. The Shares will be issued in accordance with the Declaration of Trust, Bylaws and resolutions of the Board relating to the creation, authorization and issuance of shares.

2. The Shares will be issued against payment therefor as described in the Prospectus/Information Statement and Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payments will have been at least equal to their respective net asset values.

Nationwide Mutual Funds
February 7, 2023

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and any amendments related thereto.

Very truly yours,
STRADLEY RONON STEVENS & YOUNG, LLP
BY:	/s/ Jessica D. Burt
Jessica D. Burt, a Partner